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Exhibit 10.7

Employment Agreement of Richard J. Glasier

        This Agreement is made and entered into as of this 9th day of July 2002 (this "Agreement") by and between Argosy Gaming Company, a Delaware corporation (the "Company") and Richard J. Glasier, (the "Executive");

RECITALS:

        WHEREAS, the Company desires to employ the Executive as its President; and

        NOW THEREFORE, in consideration of the premises and of the covenants and agreements herein contained, the parties hereto agree as follows:

        1.    Employment.    The Company hereby employs the Executive and the Executive hereby accepts employment as the Company's President. During the Employment Term (as hereinafter defined), Executive will have the title, status and duties of President of the Company and will report directly to the Company's Chief Executive Officer.

        2.    Place of Work.    The Company's headquarters is currently in Alton, Illinois. You shall maintain an office at the Company's headquarters.

        3.    Term of Employment.    The term of employment ("Employment Term") will commence on July 24, 2002 (the "Effective Date"), and will continue thereafter until three years from the Effective Date, unless terminated by either party, as provided in Sections 7 and 8 hereof.

        4.    Duties.    During the Employment Term:

          (a)  The Executive will perform duties assigned by the Company's Chief Executive Officer or the Company's Board of Directors (the "Board"), from time to time; provided that the Executive shall not be assigned tasks inconsistent with those of the Company's President. The Executive acknowledges and agrees that the Executive's duties and responsibilities hereunder may include serving as an officer of the Company's subsidiaries and affiliates without any additional compensation therefore. The Executive hereby accepts employment from the Company upon the terms and conditions herein set forth and agrees to devote his best efforts and energies to the business of the Company.

          (b)  The Executive will perform his duties diligently and competently and shall act in conformity with Company's written and oral policies and within the limits, budgets and business plans set by the Company. The Executive will at all times during the Employment Term strictly adhere to and obey all of the rules and regulations in effect from time to time relating to the conduct of executives of the Company. The Executive shall not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or company that competes, conflicts or interferes with the performance of his duties hereunder in any material way. The Executive shall not serve on the board of directors of any other company without the Company's written consent.

        5.    Basic Compensation.    The Company shall pay the Executive at an annual base salary ("Base Salary") of six hundred twenty-five thousand dollars ($625,000). The Company shall pay the Executive's Base Salary in accordance with the usual and customary payroll procedures of the Company, subject to usual and customary deductions for taxes, governmental charges, and customary contributions to health, welfare and insurance programs maintained by the Company for its senior officers. The Company may adjust the Executive's Base Salary upward at any time without altering the terms of this Agreement.

        6.    Additional Compensation.

          (a)  As of the Effective Date, the Compensation Committee will grant to the Executive an option for 200,000 shares of Company Common Stock at an exercise price equal to the closing price of the Company's Common Stock on the New York Stock Exchange on the business day immediately preceding the Effective Date. The shares subject to the option will become vested and exercisable at a rate of twenty percent (20%) per year on each anniversary date of the date of grant, if the Executive remains employed by the Company on each such anniversary date. The terms and conditions of the stock option program and the stock option grant will be more fully set forth in any Stock Option Agreements and stock grant certificates adopted and delivered respectively. The Executive shall be entitled to participate in any new or additional stock option or stock incentive plan that the Company shall adopt subsequent to the Effective Date.

          (b)  The Executive shall be eligible to participate in the Argosy Gaming Company Corporate Management Incentive Bonus Plan, and any other incentive bonus plan or program the Company makes available to senior officers. The Executive's initial target annual bonus shall be set at sixty percent (60%) of his Base Salary, subject to future modification by the Board (or Compensation Committee) in its sole discretion.

          (c)  The Company shall loan the Executive the principal sum of Four Hundred Fifty Thousand Dollars ($450,000), as soon as practicable after the Effective Date, pursuant to the terms of a Promissory Note between the Company and the Executive (the "Executive Loan"). The Interest Rate on the Executive Loan will be equal to the rate payable on one-year Treasury notes as of the Effective Date, with interest compounded annually. The Company will forgive: (i) one-third of the principal sum of the Executive Loan on the first anniversary of the Effective Date, if the Executive remains continuously employed by the Company until that date; (ii) one-third of the principal sum of the Executive Loan on the second anniversary of the Effective Date, if the Executive remains continuously employed by the Company until that date; and (iii) one-third of the principal sum of the Executive Loan on the third anniversary of the Effective Date, if the Executive remains continuously employed by the Company until that date. If the Executive's employment is terminated before the third anniversary of the Effective Date, the remaining principal balance and accrued interest of the Executive Loan shall be repaid to the Company by the Executive in annual one hundred fifty thousand dollar ($150,000) installments beginning with the first anniversary of the Effective Date that is coincident with or next following the Executive's employment termination.

          (d)  The Executive shall receive an allowance for an automobile in the amount of $650.00 monthly, which shall include the cost of owning or leasing of the automobile, mileage, maintenance, gas, oil and insurance.

          (e)  The Executive will be eligible to participate on substantially the same basis as the Company's other senior officers in any benefit plans offered by the Company including, medical, dental, long-term disability insurance, life insurance, qualified pension and 401(k), and nonqualified pension and deferred compensation arrangements. The Company reserves the right to modify, suspend or discontinue any and all of the plans, practices, policies and programs at any time without recourse by the Executive, so long as Company takes such action generally with respect to other similarly situated senior officers. The current specific benefits are described in the Employee Benefits Handbook. Additionally, the Executive shall be entitled to coverage or reimbursement for any family medical and dental costs not covered by the Company's plans, subject to regulatory guidelines and the terms of the Company's medical executive reimbursement plan.

          (f)    The Company shall reimburse the Executive for the initiation fee, up to $45,000, for joining a country club in the area of the Company's principal business location.

          (g)  The Company shall reimburse the Executive for the reasonable and necessary expenses incurred in connection with relocating his residence to the St. Louis, Missouri area from Miami, Florida, including, but not limited to, commissions on the sale of his house in Miami, Florida, moving household goods, necessary expenses related to house hunting travel for the Executive and his spouse to the St. Louis, Missouri area from Miami, Florida, and a gross-up payment for income taxes on the reimbursement of the foregoing expenses.

          (h)  The Executive shall be entitled to an employee discount of not less than 25% at Company retail establishments. The Executive and his immediate family shall be entitled to complimentary privileges in the Company restaurants and eating establishments.

          (i)    The Executive shall be entitled to four weeks annual paid vacation, according to the Company's policies applicable to senior officers. Unused vacation may not be carried forward from one year to another.

          (j)    The Company shall reimburse the Executive for all reasonable and necessary business expenses incurred in the performance of services with the Company, according to Company's policies and upon Executive's presentation of an itemized written statement and such verification as the Company may require.

          (k)  The compensation and benefits provided for in this Agreement are in full payment of the services to be rendered by the Executive to the Company.

        7.    Change Of Control.    In the event that there occurs a Change of Control (as hereinafter defined) of the Company, the Executive shall be entitled to a cash payment equivalent to three (3) years of Base Salary, vesting of all of the Executive's outstanding stock options or awards, and the continuation of the Executive's eligibility for coverage under the welfare and fringe benefits plans maintained or provided to the Executive by the Company immediately prior to the Change of Control for one (1) year, if the Executive elects to terminate his employment: (i) upon being offered a position with lesser responsibility, or lesser salary within one (1) year after the Change of Control; or (ii) for any reason on the Change of Control. Such payment shall be made within ten (10) business days following the Executive's termination of employment.

        In the event the Executive's employment is terminated after the public announcement of a Change of Control but prior to the consummation of a Change of Control, for any reason other than those set forth in Sections 8 or 9(a), then the Executive shall be entitled to a cash payment equivalent to three (3) years Base Salary and the continuation of the Executive's eligibility for coverage under the Company's group health plan for one (1) year.

          (a)  For purposes hereof, Change of Control shall mean the first day on which one of the following occurs: (i) any merger or consolidation of the Company with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, or more than 40% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 40% of the total voting power in the aggregate normally entitled to vote in elections of directors of the Company, or (iii) during any period of 12 consecutive months, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose elections by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office. In no event will a Change of Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group that consummates the Change of Control transaction. The Executive will be deemed "part of a purchasing group" for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except: (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation (excluding, for this purpose, unexercised stock options) in the purchasing company or group that is otherwise not significant, as determined prior to the Change of Control by a majority of the nonemployee continuing Directors).

          (b)  In the event that any payment, benefit or distribution by or on behalf of the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this paragraph) (the "Payments") is determined to be an "excess parachute payment" pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or any successor or substitute provision of the Code, with the effect that the Executive is liable for the payment of the excise tax described in Code Section 4999 or any successor or substitute provision of the Code (the "Excise Tax"), then the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax on the Gross-Up Payment, shall be equal to the Total Payments.

              (i)  All determinations required to be made under this paragraph (b), and the assumptions to be utilized in arriving at such determination, shall be made by the certified public accounting firm used for auditing purposes by the Company immediately prior to the Executive's employment termination (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive. The Company shall pay all fees and expenses of the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, except as provided in paragraph (b)(ii) below.

            (ii)  As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Internal Revenue Service ("IRS") or other agency will claim that a greater or lesser Excise Tax is due. In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income or employment tax deduction) plus interest on the amount of such repayment at one hundred and twenty percent (120%) of the rate provided in Code Section 1274(b)(2)(B). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

    The Company shall pay all fees and expenses of the Executive relating to a claim by the IRS or other agency.

        8.    Death or Total Disability of Executive.

          (a)  In the event of the Executive's death or Disability during the Employment Term, this Agreement shall terminate effective as of the date of the Executive's death or Disability, and the Company shall have no further obligations or liability hereunder, except the Company shall pay to the Executive or his representative or estate (i) the portion, if any, of the Executive's Base Salary for the period up to the Executive's date of death which remains unpaid; (ii) any amounts payable the Executive or his representative or estate pursuant to any employee benefits plans in which the Executive was a participant prior to his death; and (iii) continued Base Salary for 12 months, reduced by any amounts payable the Executive or his representative or estate pursuant to any life or long-term disability insurance benefit plan maintained or sponsored by the Company in which the Executive was a participant.

          (b)  The term "Disability", when used herein, shall mean when the Executive qualifies for a benefit under the Company's long term disability plan or if the Company does not have a long term disability plan, it shall mean a mental or physical condition that, in the reasonable opinion of the Company's designated medical doctor, renders the Executive unable or incompetent to carry out the job responsibilities he held or tasks to which he was assigned at the time the disability was incurred for a period of 60 consecutive days or 60 days in any 12 consecutive month period.

        9.    Termination.    The Executive's employment with the Company during the Employment Term may be terminated by the Company upon written notice to the Executive (a) for Cause (as defined below); or (b) at any time without Cause. For purposes of this Agreement, "Cause" shall mean the Executive's: (i) fraud or embezzlement with respect to the Company; (ii) material violation of this Agreement; (iii) failure to adhere to any reasonable and lawful rule or directive of the Board; (iv) gross or willful neglect of duties; (v) alcohol or drug dependency; (vi) being denied a gaming license by any state gaming board or any other gaming authority having jurisdiction over the operations of the Company or its subsidiaries or affiliates ("Gaming Body"), or if the Executive's individual license issued by any Gaming Body is suspended, revoked, sanctioned or reprimanded for any period of time or for any conduct; or (vii) knowingly violates any of the Company's internal control procedures and/or policies, or knowingly violates any statute, rule or regulation of any Gaming Body, the United States Coast Guard, or any other governmental body having jurisdiction over the business activities of the Company.

        If the purported cause of termination is the reasons set forth in (ii), (iii) or (iv) above, the Company must give notice to the Executive of the cause in writing specifying the purported cause and allow the Executive 30 days to cure the purported cause.

        If the Executive's employment with the Company is terminated by the Company for "Cause" or if the Executive voluntarily terminates his employment prior to the end of the Employment Term, the Executive shall only be entitled to (i) his basic compensation and other benefits to the date of termination; and (ii) any shares vested under the option referred to in paragraph 6(a) as of the Executive's termination, subject to the terms of the applicable option award agreement and certificate.

        If the Company terminates the Executive's employment other than for Cause, the Company shall have no further obligations or liabilities under this Agreement, except the Company shall (i) pay to Executive his Base Salary for twelve (12) months and an amount equal to his banked, but not yet paid bonus following the date of the Executive's termination; (ii) any amounts or benefits payable pursuant to any employee benefit plan in which the Executive was a participant prior to the date of his termination, subject, however, to the terms and provisions of any such employee benefit plan, (iii) reimburse the Executive for reasonable out-placement services for six (6) months following termination, (iv) reimburse the Executive for relocation expenses, up to $40,000, if the Executive relocates away from the St. Louis, Missouri area within six months of termination, and (v) unless the Executive goes to work for a competitor, give the Executive 90 days after the date of termination to exercise his vested stock options, subject to the terms of the applicable option award agreement and certificate.

        Without limiting the foregoing, the Executive shall surrender all vehicles, credit cards, uniforms, cellular telephones, pagers and other Company property to the Company prior to any payment to the Executive hereunder.

        Following any notice of termination of employment hereunder, Executive shall fully cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of such work to the other professional employees of the Company. On or after the giving of notice of termination hereunder and during any applicable notice period, the Company shall be entitled to such full-time or part-time services of Executive as the Company may reasonably require.

        10.    Discoveries.    The Executive will promptly disclose in writing to the Company each improvement, discovery, idea, concept and invention relating to the business of the Company, made or conceived by the Executive either alone or in conjunction with others while employed by the Company hereunder or within six (6) months after the termination of such employment. This provision shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive's own time, and (a) which does not relate (i) to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by the Executive for the Company. The Executive will not disclose any such improvement, discovery, idea, concept or invention to any person except the Company. Each such improvement, discovery, idea, concept or invention shall be the sole and exclusive property of, and is hereby assigned to, the Company, and at the request of the Company, the Executive will assist and cooperate with the Company and any person or persons (at the Company's or such other person's expense) from time to time designated by the Company to obtain for the Company the grant of any letters patent in the United States and/or such other country or countries as may be designated by the Company, covering any such improvement, discovery, idea, concept or invention and will in connection therewith execute such applications, statements, assignments or other documents, furnish such information and data and take all such other action (including, without limitation, the giving of testimony) as the Company may from time to time reasonably request.

        11.    Non-Disclosure And Non-Competition.

          (a)  The Executive recognizes and acknowledges that he will have access to certain confidential information of the Company, including but not limited to, trade secrets, customer lists, sales records, future casino development plans and other proprietary commercial information, and that such information constitutes valuable, special and unique property of the Company. The Executive agrees that he will not, for any reason or purpose whatsoever, during or after the term of his employment, disclose any of such confidential information to any party without express authorization of the Company, except as necessary in the ordinary course of performing his duties hereunder.

          (b)  The Executive agrees with the Company that during the term of his employment with the Company (or any affiliate or subsidiary of the Company) and for a period of one (1) year following the termination of his employment with the Company (or any affiliate or subsidiary of the Company), he will not, without prior written consent of the Company, engage directly or indirectly in any business (either financially or as a shareholder, employee, officer, partner, independent contractor or owner, or in any other capacity calling for the rendition of personal service or acts of management, operation or control) which owns, operates or manages casinos, bingo parlors, gaming facilities or other businesses competitive with the Company within the Territory (as hereinafter defined); provided, however, that Executive may own up to three percent (3%) of any class of securities of a corporation engaged in such a competitive business if such securities are listed on a national securities exchange or registered under the Securities Exchange Act of 1934.

          (c)  The Executive further agrees that for a period of ninety (90) days following the termination of his employment with the Company (or any affiliate or subsidiary of the Company), he will not, without prior written consent of the Company, recruit any other Company employees away from the Company, except that the Executive may recruit the employee who served as his secretary or direct assistant.

          (d)  The term "Territory" as used herein shall mean a 150 mile radius of each casino, bingo parlor or gaming facility being operated or managed by the Company or for which the Company has either received a local community endorsement or filed for a gaming license as of the date of termination; except for any casino, bingo parlor or gaming facility in Las Vegas, Nevada.

          (e)  The Executive acknowledges that his compliance with the agreements in paragraphs 11(a) and 11(b) hereof is necessary to protect the good will and other proprietary interests of the Company and that he is one of the principal executives of the Company and conversant with its affairs, its trade secrets, its customers and other proprietary information. The Executive acknowledges that a breach of his agreements in paragraphs 11(a) and 11(b) hereof will result in irreparable and continuing damage to the Company and the business of the Company, for which there will be no adequate remedy at law; and agrees that in the event of any breach of the aforesaid agreements in paragraphs 11(a) and 11(b), the Company and its successors and assigns shall be entitled to injunctive relief of 50% of the Executive's annual Base Salary and to such other and further relief as may be proper. The Executive further agrees that in the event of any breach of the agreement in paragraph 11(c), the Company and its successors and assigns shall be entitled to injunctive relief of 100% of the Executive's annual Base Salary and to such other and further relief as may be proper.

          (f)    Survival.    The provisions set forth in this Section shall survive termination of this Agreement.

          (g)    Unenforceability.    If any provision(s) of this Section shall be found invalid or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

        12.    Insurance and Indemnification.    The Company shall maintain the Executive as an insured party on all directors' and officers' insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide the Executive with at least the same corporate indemnification as it provides to its other senior officers.

        13.    Entire Agreement.    This Agreement sets forth the entire agreement and understanding between the Company and the Executive and supersedes all prior agreements and understandings, written or oral, relating to the subject matter hereof, Agreement.

        14.    Amendments.    Any amendment to this Agreement, including any extensions or renewal of the term of employment of Executive, shall be made in writing and signed by the parties hereto.

        15.    Enforceability.    If any provision of this Agreement shall be held invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from the Agreement as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

        16.    Governing Law.    The validity and effect of this Agreement shall be governed exclusively by the laws of the State of Illinois, excluding the "conflicts of laws" rules of that state.

        17.    Assignment.

          (a)  The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company, subject to the provisions set forth in Section 7 hereof.

          (b)  This Agreement and the obligations created hereunder may not be assigned by the Executive. Upon the Executive's death this Agreement will inure to the benefit of Executive's heirs, legatees and legal representatives of the Executive's estate.

        18.    Withholding.    The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

        19.    Notices.    All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) telecopy, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery that provides a written confirmation of delivery. Notice to the Company shall be directed to:

  Argosy Gaming Company
  219 Piasa Street
  Alton, IL 62002
  Attn: General Counsel

  With a Copy to:

  Winston & Strawn
  35 West Wacker Drive
  Chicago, IL 60601
  Attn: Michael S. Melbinger

        The Company may change the person and/or address to whom the Executive must give notice under this Section by giving the Executive written notice of such change, in accordance with the procedures described above. Notices to or with respect to the Executive will be directed to the Executive, or to the Executive's executors, personal representatives or distributees, if the Executive is deceased, or the assignees of the Executive, at the Executive's home address on the records of the Company.

        20.    Waiver.    No claim or right arising out of a breach or default under this Agreement can be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or its or his duly authorized agent. A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of any prior or subsequent compliance therewith, and such provision shall remain in full force and effect.

        21.    Consultation With Counsel.    Executive acknowledges that he has had a full and complete opportunity to consult with counsel of the Executive's own choosing concerning the terms, enforceability and implications of this Agreement, and the Company has made no representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as are reflected in this Agreement. The Company will reimburse the Executive for reasonable legal fees and expenses incurred in connection with the negotiation of this Agreement, up to $5,000.00.

        22.    Attorneys' Fees.    In the event any legal action to enforce the terms and conditions of this Agreement is commenced, reasonable attorneys' fees, court costs and all reasonable costs of litigation shall be awarded to the prevailing party.

        23.    Severability.    If any provisions(s) of this Agreement shall be found invalid or unenforceable by a court of competent jurisdiction, in whole or in part, then it is the parties' mutual desire that such court modify such provision(s) to the extent and in the manner necessary to render the same valid and enforceable, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

        24.    Survival.    All Sections of this Agreement survive beyond the Employment Term except as otherwise specifically stated.

        25.    Headings.    The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning thereof.

        26.    Counterparts.    The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

ARGOSY GAMING COMPANY

/s/ RICHARD J. GLASIER RICHARD J. GLASIER	By:	/s/ JAMES B. PERRY
	Its:	CHIEF EXECUTIVE OFFICER

Amendment
of
Employment Agreement of Richard J. Glasier

        WHEREAS, Argosy Gaming Company (the "Company") and Richard J. Glasier, (the "Executive") entered into an Employment Agreement dated July 9, 2002 (the "Amendment"), and the Company and the Executive now wish to amend the Agreement.

        NOW, THEREFORE, in consideration of the agreement herein contained, and pursuant to the amendment authority of Section 14 of the Agreement, the Company and the Executive hereby agree to amend the Agreement, effective as of July 9, 2002, by substituting the following for Section 6(c) of the Agreement:

            "(c) The Company shall pay the Executive a signing bonus of Four Hundred Fifty Thousand Dollars ($450,000), as soon as practicable after the Effective Date."

        IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

ARGOSY GAMING COMPANY

/s/ RICHARD J. GLASIER RICHARD J. GLASIER	By:	/s/ DALE R. BLACK
	Its:	Senior Vice President and Chief Financial Officer

QuickLinks

  Exhibit 10.7
Employment Agreement of Richard J. Glasier
RECITALS